Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces IMPRESS Trials of XIALFEX® in Peyronie’s Disease
Were Published Online in The Journal of Urology

CHESTERBROOK, PA, (February 1, 2013) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that The Journal of Urology has electronically published the uncorrected proof of the Company’s pivotal IMPRESS (The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies) trials, the phase III studies that assessed XIAFLEX® (collagenase clostridium histolyticum or CCH), a novel, in-office, biologic for the potential treatment of Peyronie’s disease (PD) on its website www.jurology.com.  The article may be found at http://www.jurology.com/article/S0022-5347(13)00227-9/abstract.  The manuscript is currently scheduled to appear in print in the July 2013 print version of The Journal of Urology.

Auxilium has previously announced positive top line efficacy and safety results of the IMPRESS studies’ co-primary endpoints.  In IMPRESS I and IMPRESS II at 52 weeks, both co-primary endpoints met statistical significance for mean percent improvement in penile curvature deformity and mean improvement in the PDQ bother domain for XIAFLEX subjects vs. placebo patients.  Additionally, XIAFLEX was generally well-tolerated.  If approved by the U.S. Food and Drug Administration (FDA), XIAFLEX is expected to be the first approved biologic indicated for the treatment of PD.

“We believe that XIAFLEX, if approved for the treatment of Peyronie’s Disease, has the clinical profile to become a potential breakthrough treatment,” said Adrian Adams, Auxilium’s Chief Executive Officer and President. “With its current indication in Dupuytren’s contracture, positive clinical results in Peyronie’s disease, and development ongoing in Frozen Shoulder syndrome and Cellulite, CCH represents a pipeline in a product with potential applications in multiple therapeutic areas that currently have limited treatment options.”

Today’s publication includes details of the co-primary and secondary families of endpoints.  Statistical significance for the co-primary endpoints and two families of secondary endpoints was determined by a multiple comparison algorithm based on gate keeping strategies designed to control the overall family-wise type 1 error rate to be less than or equal to 0.05.  In IMPRESS I and II individually, the two co-primary endpoints each required a p-value less than or equal to 0.05, while the algorithm for the first family of secondary endpoints was equivalent to requiring a p-value less than or equal to 0.0167 and the algorithm for the second family required a p-value less than or equal to 0.0042.   In both IMPRESS I and II, first family secondary endpoints (improvement from baseline in percentage of global responders, PDQ psychological and physical symptoms, and IIEF (International Index for Erectile Function) overall satisfaction) and second family secondary endpoints (percentage of composite responders, improvement in penile length, plaque consistency, and penile pain) were measured in CCH-treated men compared with placebo.

Secondary Endpoint Results in IMPRESS I:

•                  Improvement from baseline in percentage of global responders and the percentage of composite responders (Intent to Treat analysis) showed statistical significance vs. placebo.

•                  Improvement from baseline in the PDQ psychological and physical symptoms and IIEF overall satisfaction, showed trends toward improvement vs. placebo.

Secondary Endpoint Results in IMPRESS II:

•                  Improvement from baseline in percentage of global responders showed statistical significance vs. placebo.

•                  Improvement from baseline in PDQ psychological and physical symptoms, IIEF overall satisfaction, percentage of composite responders (Intent to Treat analysis), plaque consistency, and penile length showed trends toward improvement vs. placebo.

A post-hoc meta-analysis of both identical IMPRESS studies’ co-primary and secondary endpoints is also presented in the manuscript as each IMPRESS study was not individually powered to meet statistical significance for the secondary endpoints.  The meta-analysis was performed to increase the statistical power for evaluation of those secondary endpoints.  In the meta-analysis, the algorithm for calculating p-values for the co-primary and first family of secondary endpoints was essentially the same as that observed in the two individual studies.

Post-hoc Meta-Analysis — Combination of Identical IMPRESS I and II Studies:

•                  Co-primary endpoints maintain statistical significance.

•                  The following secondary endpoints met statistical significance, compared to placebo, based on the multiple comparison algorithm within the meta-analysis:

•                  Percentage of global responders

•                  Improvement in Peyronie’s disease physical and psychological symptom domain

•                  Improvement in IIEF overall satisfaction domain

•                  Percentage of composite responders (ITT analysis)

•                  Improvement in penile plaque consistency

•                  Improvement in penile length and penile pain were not statistically different from placebo.

“The clinical outcomes demonstrated by XIAFLEX in the IMPRESS trials offer great hope and optimism for patients suffering from Peyronie’s disease and suggest patients may be successfully treated non-surgically,”  said Martin K. Gelbard, MD, IMPRESS investigator and clinical faculty member of UCLA School of Medicine, Department of Urology. “Currently, urologists have no clinically proven treatment for Peyronie’s disease other than surgical intervention, which often is performed as a last resort due to the potential for complications, including decreased penile length or erectile dysfunction.  The potential ability, if FDA approved, to offer an effective in-office medical therapy in XIAFLEX would represent a significant evolution in the standard of care for physicians who treat Peyronie’s disease.”

Adverse Events

The most common adverse events reported in the double-blind, placebo-controlled IMPRESS phase III trials were hematoma, pain and swelling at the treatment site.  These adverse events were comparable to the previous trials: most AEs were mild or moderate in severity and resolved within 14 days.

There were three serious adverse events of corporal rupture (penile fracture) and three serious adverse events of hematomas related to XIAFLEX reported in IMPRESS I and II.  All three corporal ruptures resolved following intervention and two of three hematomas resolved with intervention, with the third hematoma resolving without intervention.

Although >98% of patients developed positive AUX I or II antibodies in the IMPRESS studies, there have been no systemic hypersensitivity events reported in the phase III trials or any of the previous

XIAFLEX PD clinical studies to date.  Including data from all XIAFLEX PD clinical studies, over 7,500 XIAFLEX injections have been administered to more than 1,050 PD patients.

Auxilium is grateful to all the patients, investigators and Auxilium employees who contributed to these trials.

About Peyronie’s Disease

PD can be a physically and psychosocially devastating disorder that results in varying degrees of penile curvature deformity, disease bother, sexual dysfunction, emotional distress, loss of self-esteem and depression. PD is the development of collagen plaque, or scar tissue, on the shaft of the penis that may harden and reduce flexibility, thus occasionally causing pain and causing the penis to deform in a bend or arc during erection.  In addition to difficulty with sexual intercourse, PD is commonly associated with emotional distress, loss of self-esteem, disease bother and depression. PD is a heterogeneous disease with an initial inflammatory component.  This inflammatory phase is poorly understood with a somewhat variable disease course and occasional spontaneous resolutions of not greater than 13%(1).   After 12-18 months of disease, the disease is reported to often develop into a more chronic, stable phase(1).  The estimated prevalence of PD in adult men has been reported to be approximately 5%(2); however the disease is thought to be underdiagnosed and undertreated(1).  Based on U.S. historical medical claims data, it is estimated that between 65,000 and 120,000 PD patients are diagnosed every year, but only 5,000 to 6,500 PD patients are treated with injectables or surgery annually(3).

(1)            L.A. Levine Peyronie’s Disease: A Guide to Clinical Management. Humana Press: 10-17, 2007.

(2)            Bella A. Peyronie’s Disease J Sex Med 2007;4:1527—1538

(3)            SDI and data on file, Auxilium

About the IMPRESS Clinical Program

Auxilium’s late stage global development plan for XIAFLEX consists of four clinical studies and is known by the acronym IMPRESS — The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies.  There are two randomized, double-blind, placebo-controlled phase III studies, which enrolled over 800 patients combined at 64 sites in the U.S. and Australia in less than five months, with a 2:1 ratio of XIAFLEX to placebo.  There is also one open label study, which enrolled at least 250 patients, at approximately 30 sites in the U.S., EU and New Zealand, and one pharmacokinetic study, which enrolled approximately 20 patients who were then enrolled into the open label study.  XIAFLEX was administered two times a week every six weeks for up to four treatment cycles (2 x 4).  Each treatment cycle was followed by a penile modeling procedure.  Patients were followed for 52 weeks post-first injection in the double-blind studies and will be followed for 36 weeks in the open label and pharmacokinetic trials.

The trials’ co-primary endpoints are percent improvement from baseline in penile curvature deformity compared to placebo and the change from baseline (improvement) in the PD bother domain of the PDQ compared to placebo.  The PDQ also has two additional domains as secondary endpoints, which include severity of psychological and physical symptoms of PD, and penile pain.  Safety measurements include adverse event monitoring and clinical labs.  Immunogenicity testing was also performed.

About the IMPRESS PDQ

The PDQ is a 15-question assessment of the impact of PD on a subject using 3 domains: PD bother, psychological and physical symptoms of PD, and penile pain (at screening, week 24, and week 52). The PDQ is a proprietary questionnaire that Auxilium developed with the FDA following its phase IIb PD studies as a valid tool for measuring PD bother.

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum; CCH) is a biologic approved in the U.S. and the EU for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord. XIAFLEX is a minimally invasive treatment for this condition and consists of a highly purified combination of two subtypes of collagenase, derived from Clostridium histolyticum, in specific proportion. Together, the collagenase sub-types work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase. XIAFLEX is currently in phase III of development for the treatment of Peyronie’s Disease (PD).  CCH is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S.  GlaxoSmithKline LLC co- promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer Inc. has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia through April 24, 2013; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  The sBLA for XIAFLEX for the treatment of Peyronie’s disease was submitted to the FDA on November 6, 2012 and has been accepted for standard review with a PDUFA date of September 6, 2013. Additionally, collagenase clostridium histolyticum (“CCH”) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for CCH.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements made with respect to Auxilium’s strategy, progress and timing of development programs and related trials, the efficacy of its product candidates, the commercial benefits available to it as a result of its agreements with third parties, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words.  No specific assurances can be given with respect to: whether XIAFLEX will be the first and only approved biologic therapy indicated for the treatment of PD; the size of the potential market for XIAFLEX for the treatment of PD; whether XIAFLEX, if approved for the treatment of PD, has the clinical profile to become a potential breakthrough procedure, will be a successful treatment for PD or will lead to an evolution in the standard of care for PD; and whether XIAFLEX represents a pipeline in a product with potential applications in multiple therapeutic areas that  currently have limited  options.  Although forward-looking statements are based on Auxilium’s current plans or assessments that are believed to be reasonable as of the date of this press release, they inherently involve certain risks and uncertainties. These forward-looking statements are subject to a number of risks and uncertainties, including those discussed under ‘‘Risk Factors’’ in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2011, each of Auxilium’s Quarterly Reports on Form 10-Q for the three months ended September 30, 2012, June 30, 2012 and March 31, 2012 and Auxilium’s preliminary prospectus supplement and Current Report on Form 8-K, each filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2013. While Auxilium may elect to update the forward-looking statements made in this news release in the future, Auxilium specifically disclaims any obligation to do so.  Auxilium’s SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.  There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher

Chief Financial Officer

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com